Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. CLARIFIES STATEMENTS REGARDING COMPLIANCE WITH CERTAIN CREDIT FACILITY COVENANTS

For Immediate Release

LEXINGTON, KENTUCKY, April 01, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) clarified certain statements made yesterday regarding the Company’s credit facility and its expansion plans.

In an article released yesterday issued by Dow Jones Newswire the article noted that, as reported in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission yesterday, the Company had received waivers as of December 31, 2003 from its senior lenders regarding the capital expenditure covenant and certain administrative covenants regarding the delivery of certain financial information. The Company confirmed today that it is compliance with all of the covenants included in its senior credit facilities.

The Company also confirmed today that the capital expenditure covenant included in its senior credit facilities was structured to reflect the Company’s continued expansion plans, and the Company believes that this covenant will not restrict the Company’s planned capacity expansions in the future. The Company did note that the timing of planned capacity additions is driven by the continued growth in the demand for its products, and in the event of faster than anticipated growth in its business, it may choose to accelerate its planned capital spending, in which case the Company may be required to obtain an amendment or waiver of the capital expenditure covenant in its senior credit facility. The Company confirmed that its relationships with its senior lenders are very good, and the Company remains confident that it would obtain this relief regarding the timing of planned capital expenditures, if required, as it has in the past.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from the revolutionary Tempur® pressure-relieving material, a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 54 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY. For more information about the Company, visit www.tempurpedic.com or call 800-878-8889.

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